GUARANTY

This Guaranty dated July 2, 2013, is executed and delivered by AUSTRAL GOLD LIMITED ACN 075 860 472 ("Austral"), of Level 2, 80 William Street, Sydney, New South Wales, Australia, to SCRN PROPERTIES LTD. of Suite 835-1100 Melville Street, Vancouver, B.C. V6E 4A6 acting through its Argentine branch SCRN PROPERTIES LTDA, SUCURSAL ARGENTINA, of Av. Santa Fe 1592, 4° H, (C1060 ABO) Buenos Aires, Argentina. (the “Lender”) and ARGENTEX MINING CORPORATION, a British Columbia corporation of Suite 835-1100 Melville Street, Vancouver, B.C V6E 4A6.

WHEREAS:

A.          Austral and the Company are all of the parties to a Term Sheet (the “Term Sheet”) dated as of March 22, 2013, pursuant to which Austral agreed that it, or any of its affiliates, would purchase from the Company 17,347,866 Units (as that term is defined in the Term Sheet) for aggregate proceeds of CDN$5,000,000 (the “Proceeds”), the Company agreed, among other things, to grant to Austral certain representation and anti-dilution rights, and both parties agreed to discuss a possible business combination between them;

B.          In light of the fact that Austral’s subsidiary, Austral Gold Argentina S.A., (“Austral Argentina”) possessed a large amount of Argentine pesos in Argentina, Austral requested that the Company accept approximately half of the Proceeds in the form of Argentine pesos (the “Local Payment”), which would be converted from Canadian currency at the seller’s reference exchange rate (tipo de cambio vendedor) as quoted by the BNA in effect immediately prior to the closing date of the offering referred to in the Term Sheet (the “Offering”);

C.          The Company agreed to accept the Local Payment if Austral accepted all exchange rate and banking risk presented thereby, it being understood that if Austral paid all of the Proceeds in Canadian currency, then Austral Argentina would suffer from the same exchange rate and banking risks presented by the Local Payment because it would continue to own the pesos comprising the Local Payment;

D.          In accepting the exchange rate and banking risk, Austral has specifically disclaimed responsibility for charges or any negative impact that, in the absence of Local Funding, the Company would have incurred in any event when sending funds, including by way of loans or capital contributions to the Lender in Argentina (and based on the schedule provided pursuant to Section 3.01 of the Loan Agreement), and for damages suffered by the Company or the Lender that are due solely to the Company’s or the Lender’s acts or failures to act after receipt of timely Loan payments;

E.          In order to effect Local Payment, the Company has agreed to permit Austral Argentina to purchase the Convertible Debenture from the Company pursuant to a Subscription Agreement between Austral Argentina and the Company, and it has agreed to cause the Lender to make the Loan pursuant to the Loan Documents (as hereinafter defined and described);

F.          Although the Convertible Debenture is denominated in U.S. dollars, the Company has agreed to accept the subscription price for the Convertible Debenture by way of the Local Payment (in Argentine pesos at the selling FX rate of BNA in effect on the Exchange Effective Date), and Austral has agreed to accept the banking and exchange rate risks presented by the Local Payment;

G.          The Company is willing to sell the Convertible Debenture to Austral Argentina, accept payment therefor in Pesos, and permit the Lender to make the Loan to the Borrower only if Austral guaranties repayment of the Loan, performance of the Borrower’s covenants under the Loan Documents and performance of Austral Argentina’s covenants under the Convertible Debenture; and

H.          Austral has agreed to guaranty repayment of the Loan, performance of Borrower’s covenants under the Loan Documents and performance of Austral Argentina’s covenants under the Convertible Debenture.

Now, therefore, for and in consideration of the recitals set forth above, to induce the Company to issue and sell the Convertible Debenture and the Lender to make the Loan, the parties hereto do hereby agree as follows:

1.	As used in this Guaranty, the following terms have the respective meanings indicated:

	(a)	“Austral Argentina” has the meaning attributed to it in Recital B of this Guaranty, above.

	(b)	“BNA” means Banco de la Nación Argentina.

	(c)	“Borrower” means Sociedad Italiana de Socorros Mutuos Proteccion Familia Italiana de Correa.

(d)

“Business Day” means any day, other than a Saturday or Sunday, or bank holiday in Argentina, and the Jewish holidays of Pesach 1st day, Pesach 2nd day, Pesach 7th day, Pesach 8th day, Shavuot, Shavuot (yizcor), Rosh Hashanah, Yom Kippur, Sucot, Shemini Atzeret and Simjat Torá, all as shown on an annual calendar to be provided by Austral to the Company for so long as this Guaranty remains in effect.

	(e)	“Company” means Argentex Mining Corporation.

	(f)	“Conversion Penalty” has the meaning attributed to it in the Convertible Debenture.

(g)

“Convertible Debenture” means the convertible debenture dated July 2, 2013, issued by the Company in favor of Austral Argentina, as such may from time-to-time be amended, supplemented, restated or otherwise modified or replaced.

	(h)	“Exchange Effective Date” means the date that was one Business Day prior to the date of the Convertible Debenture.

	(i)	“FX” means foreign exchange.

(j)

“Lender” means SCRN Properties Ltd., a British Columbia corporation, acting through its Argentine branch SCRN Properties LTDA, Sucursal Argentina, which was duly registered on January 17, 2005, before the Public Registry of Commerce of the City of Buenos Aires, under number 79, Book 57, Volume B, of Foreign By-Laws, as the context may require.

	(k)	“Loan Agreement” means the USD-Linked Loan Agreement between the Borrower and the Lender and dated of even date herewith pursuant to which the Lender has made or will make the Loan to the Borrower.

(l)	“Loan Documents” means the Promissory Notes, the Loan Agreement and all other agreements, instruments and documents executed contemporaneously and pursuant thereto.

(m)	”Loan” means the loan by the Lender to the Borrower evidenced by the Loan Documents.

(n)	“Local Payment” has the meaning attributed to it in Recital B of this Guaranty, above.

(o)

“Obligations” means all present and future debts, liabilities and obligations of or owing by the Borrower pursuant to the terms of the Loan Documents or any of them and all present and future debts, liabilities and obligations of or owing by Austral Argentina pursuant to the Convertible Debenture.

(p)	“Offering” has the meaning attributed to it in Recital B of this Guaranty, above.

(q)	“Peso” or “Pesos” means the lawful currency of Argentina.

(r)	“Proceeds” has the meaning attributed to it in Recital A of this Guaranty, above.

(s)	“Promissory Notes” means the nine (9) promissory notes from the Borrower in favor of the Lender, dated of even date with this Guaranty and delivered pursuant to the Loan Agreement.

2.

The plural of any term defined in this guaranty in the singular shall have a corresponding meaning and vice versa and words importing gender shall include all genders. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or document as from time to time amended, supplemented, restated or otherwise modified or replaced (subject to any restrictions in this agreement or any other agreement in favor of the Lender), (b) any reference to any person shall be construed to include their heirs, legal representatives, successors and assigns, and (c) any reference to any Act shall be construed to refer to such Act as it may be amended and in effect from time to time.

3.

As a condition precedent to the Company’s agreement to accept the Local Payment, the Company has required that Austral unconditionally guaranty payment and performance of the Obligations. For and in consideration of the Company and the Lender agreeing to accept the Local Payment, which Austral hereby agrees shall benefit Austral and its subsidiary Austral Argentina, Austral executes and delivers this Guaranty to the Lender.

4.

Austral unconditionally guaranties unto the Lender the payment and performance of the Obligations when due in accordance with the terms of the Loan Documents, the Convertible Debenture and this Guaranty. This Guaranty is unconditional and absolute, and if for any reason all or any portion of the Obligations shall not be paid or performed promptly when due, Austral will immediately pay the same to the Lender, regardless of any defense, right of set-off or counterclaim which the Borrower or Austral Argentina may have or assert, and regardless of whether the Lender or any other individual or entity shall have taken any steps to enforce any rights against the Borrower or any other individual or entity to collect such sum, and regardless of any other condition or contingency subject, however, to the notice requirements required by Section 6 this Guaranty, below. This Guaranty shall also cover interest on the Obligations (as provided for in the Loan Documents) and all reasonable expenses incurred by the Lender in enforcing payment or performance of the Obligations, the Convertible Debenture, this Guaranty or all of them.

5.

The obligations, covenants, agreements and duties of Austral under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following with respect to the Loan Documents or the Convertible Debenture, without the necessity of any notice to, or further consent of, Austral: (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Borrower or any surety, endorser or other obligor of any express or implied agreement, covenant, term or condition in any of the Loan Documents to be performed or observed by such party; (b) the release or waiver, by operation of law or otherwise, of the performance or observance by Austral Argentina or any surety, endorser or other obligor of any express or implied agreement, covenant, term or condition in the Convertible Debenture to be performed or observed by such party; (c) the extension of the time for the payment of all or any portion of the Obligations or the extension of time for the performance of any other Obligation under, arising out of, or in connection with the Loan Documents or the Convertible Debenture; (d) the supplementing, modification or amendment (whether material or otherwise) of any of the Loan Documents or the Convertible Debenture or any of the obligations of the Borrower or Austral Argentina except to the extent that the supplement, modification or amendment increases the principal amount of the Loan, increases or decreases the length of the term of the Loan or imposes upon Austral any Obligation not currently included under the terms of this Guaranty, in which event the Lender must obtain the written consent of Austral; (e) any failure, omission, delay or lack of diligence on the part of the Lender to enforce, assert or exercise any right, privilege, power or remedy conferred on the Lender or any other individual or entity in any of the Loan Documents, or any action on the part of the Lender granting indulgence or extension of any kind; (f) any failure, omission, delay or lack of diligence on the part of the Company to enforce, assert or exercise any right, privilege, power or remedy conferred on the Company or any other individual or entity in the Convertible Debenture, or any action on the part of the Company granting indulgence or extension of any kind; (g) the voluntary or involuntary liquidation, dissolution, sale of any collateral, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Borrower or Austral Argentina or any of their respective assets; (h) any invalidity of or defect or deficiency in any of the Loan Documents or the Convertible Debenture or failure to acquire, perfect or maintain perfection of any lien on or security interest in any collateral securing payment of the Obligations, or any portion thereof, or performance of the Borrower's obligations under the Loan Documents or Austral Argentina’s obligations under the Convertible Debenture or securing this Guaranty, or (i) the settlement or compromise of any Obligation.

6.

Prior to making demand on Austral to pay any Obligation resulting from a default by the Borrower under the Loan Documents (a “Borrower Default”), Lender shall send to the Borrower a notice (by facsimile) describing the Borrower Default in reasonable detail (the “Borrower Default Notice”) and it shall simultaneously provide a copy of the Borrower Default Notice to Austral (also by facsimile). If the Borrower has not cured the Borrower Default within two (2) Business Days after the Lender has sent the Borrower Default Notice to the Borrower, the Lender shall send a notice (by facsimile) to Austral (the “Austral Demand Notice”) informing Austral of the Borrower’s failure to cure the Borrower Default and demanding payment by Austral of the Obligation described in the Borrower Default Notice. In the event that Austral fails to make payment pursuant to the Austral Demand Notice within two (2) Business Days after Lender has sent the Austral Demand Notice to Austral, the Lender shall have the right to accelerate Austral’s Obligations under this Guaranty by written notice to Austral (sent by facsimile). Austral hereby waives (a) notice of acceptance of this Guaranty and of any liability to which it applies or may apply; (b) presentment; (c) notice of dishonor and (d) all rights Austral may have under any applicable suretyship law.

7.

Upon and to the extent of any payment by Austral to the Lender of Obligations, Austral shall be subrogated to any of the Lender's rights against the Borrower and, to the extent that such payment includes all sums due pursuant to any of the specific promissory notes included in the Loan Agreement, the Lender shall deliver and/or assign that promissory note to Austral without recourse to the Lender. Upon payment by Austral to the Lender of all of the Obligations, the Lender shall also assign the Loan to Austral.

8.

This is a guaranty of payment and performance and not of collection, and Austral waives any right to require that any action be brought against the Borrower or Austral Argentina. Should the Lender seek to enforce the obligations of Austral by action in any court, Austral waives any necessity, substantive or procedural, that a judgment previously be rendered against the Borrower or Austral Argentina; the obligations of Austral hereunder are several from those of the Borrower and Austral Argentina or any other individual or entity, including any other surety or co- guarantor for the Borrower or Austral Argentina and are primary obligations concerning which Austral is the principal obligor. All waivers herein contained shall be without prejudice to the Lender at its option to proceed against the Borrower and/or Austral Argentina, whether by separate action or by joinder. Austral agrees that this Guaranty shall not be discharged except by payment and performance of all of the Obligations in full and by complete performance of all obligations of Austral contained in this Guaranty.

9.	This Guaranty shall terminate and be of no further force and effect upon full payment of the Obligations to the Lender in connection therewith.

10.

If any principal or interest due to the Lender pursuant to the Promissory Notes or any of the other Loan Documents is not paid when due or if any default, event of default or similar event (however denominated) occurs under any of the Loan Documents, then that shall automatically constitute default under this Guaranty. Austral agrees that, if at any time all or any part of any payment previously applied by the Lender or the Company to the Obligations is or must be returned by the Lender or the Company or recovered from the Lender or the Company for any reason (including the order of any bankruptcy court), this Guaranty shall automatically be reinstated to the same effect as if the prior application had not been made, and, in addition, Austral hereby agrees to indemnify the Lender and the Company against, and to save and hold the Lender and the Company harmless from any required return by the Lender or the Company or recovery from the Lender or the Company of any such payment because of its being deemed preferential under applicable bankruptcy, receivership or insolvency laws, or for any other reason.

11.

If Austral is required to make a payment to Lender or the Company hereunder, Austral shall make all payments without any tax, withholding, deduction or set-off whatsoever, unless Austral is required by law to make such a payment subject to deduction or withholding. If it is, Austral shall increase the sum payable to ensure that, after the making of such deduction or withholding, Lender receives (free from any liability in respect of such deduction or withholding) a net sum equal to the sum it would have received and retained had no such deduction or withholding been made.

12.

Notwithstanding anything in this Guaranty to the contrary, the Obligations shall not include banking or exchange rate risk loss suffered by the Company or the Lender in respect of all or any portion of a timely payment on account of the Loan where the loss is due to a change in the foreign exchange rate or a banking failure that occurs after the date of receipt. For clarity, once the Lender or the Company receives timely payment on account of the Loan either from the Borrower or the Guarantor, the Company and the Lender shall assume the risk – but only as to the amount of that payment – that all or any part of that payment is subsequently devalued by virtue of foreign exchange fluctuations or other banking failure.

13.

This Guaranty and the rights and obligations of Austral and the Lender hereunder shall be governed by the laws of New South Wales, Australia (without regard to principals of conflicts of law), and Austral hereby submits itself to the non-exclusive jurisdiction of the State and Federal courts of such state. Notwithstanding the foregoing, the enactment of any law or regulation by an Argentinean governmental agency and/or any factual action or measure undertaken by such an agency, imposing foreign exchange restrictions which has the effect of prohibiting, preventing, restricting, modifying or amending (including but not limited to a mandatory conversion of foreign currency obligations into Pesos) the Obligations as originally agreed under the Loan Documents or the Convertible Debenture, shall constitute a default under this Guaranty, and such Obligations shall become and be forthwith due and payable upon notice as required in Section 6 of this Guaranty, above, subject, however, to a credit against such amounts for the amount of any Conversion Penalty.

THIS GUARANTY is executed as of the day and year first above written.

Address of Austral:	Level 2,
80 William Street
Sydney
New South Wales, Australia

AUSTRAL GOLD LIMITED ACN 075 860 472

By:	/s/Pablo Vergara Del Carril

Name:	Pablo Vergara Del Carril

Title:	Attorney In Fact

By:	/s/Nicolas Bendersky

Name:	Nicolas Bendersky

Title:	Attorney In Fact